Goodwin Procter LLP
Counselors at Law
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Los Angeles, CA 90067
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Exhibit 5.1

December 20, 2007

Arrowhead Research Corporation

201 South Lake Avenue, Suite 703

Pasadena, California 91101

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333- )(as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Arrowhead Research Corporation, a Delaware corporation (the “Company”), of an indeterminate amount of (i) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and/or (ii) warrants to purchase shares of the Company’s Common Stock (the “Warrants”), or any combination thereof, with an aggregate public offering price of up to $50,000,000 (such securities being referred to collectively as the “Securities”). The Registration Statement provides that the Securities may be offered separately or together, in one or more series of issuances, in amounts, at prices and on terms to be set forth on one or more prospectus supplements (each, a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Securities as set forth in each applicable Prospectus Supplement, the total number of issued shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Articles of Incorporation, as amended and then in effect.

Based on the foregoing, we are of the opinion that (i) when the Securities are specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolution”), (ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP